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                                                                 Exhibit - 12.2

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                          Mellon Financial Corporation
                              and its subsidiaries

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                                                                                     Year ended Dec. 31,
(dollar amounts in millions)                                       2000         1999         1998         1997         1996
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
1.   Income before impact of accounting change                   $1,007       $  989(a)    $  870       $  771       $  733

2.   Provision for income taxes                                     575          574          470          398          418
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3.   Income before provision for income taxes and
      impact of accounting change (line 1 + line 2)              $1,582       $1,563       $1,340       $1,169       $1,151
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4.   Fixed charges:
     a.  Interest expense (excluding interest on deposits)       $  514       $  537       $  520       $  449       $  361

     b.  One-third of rental expense net of income from
         subleases and amortization of debt insurance costs          52           53           55           49           42
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     c.  Total fixed charges (excluding interest on
          deposits) (line 4a + line 4b)                             566          590          575          498          403

     d.  Interest on deposits                                       987          871          960          878          903
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     e.  Total fixed charges (line 4c + line 4d)                 $1,553       $1,461       $1,535       $1,376       $1,306
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5.   Preferred stock dividend requirements (b)                   $    -       $    -       $   13       $   32       $   69
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6.   Income before provision for income taxes and
      impact of accounting change, plus total fixed charges:
     a.  Excluding interest on deposits (line 3 + line 4c)       $2,148       $2,153       $1,915       $1,667       $1,554
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     b.  Including interest on deposits (line 3 + line 4e)       $3,135       $3,024       $2,875       $2,545       $2,457
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7.   Ratio of earnings (as defined) to fixed charges:
     a.  Excluding interest on deposits
          (line 6a divided by line 4c)                             3.80         3.65(a)      3.33         3.35         3.86
     b.  Including interest on deposits
          (line 6b divided by line 4e)                             2.02         2.07(a)      1.87         1.85         1.88

8.   Ratio of earnings (as defined) to
      combined fixed charges and
      preferred stock dividends:
     a.  Excluding interest on deposits
          [line 6a divided by (line 4c + line 5)]                  3.80         3.65(a)      3.25         3.15         3.30
     b.  Including interest on deposits
          [line 6b divided by (line 4e + line 5)]                  2.02         2.07(a)      1.86         1.81         1.79
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

(a) The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for 1999 include in earnings (as defined) a $127 million pre-tax net gain from divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations excluded the net gain from divestitures and nonrecurring expenses, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 3.53 excluding interest on deposits and 2.02 including interest on deposits.

(b) Preferred stock dividend requirements for all years presented represent the pretax amounts required to cover preferred stock dividends.

Note: In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified.